EXHIBIT 3.1

                           AMENDMENT TO THE
                     ARTICLES OF INCORPORATION OF
                           WORLD HOMES, INC.

     (NAME CHANGED HEREIN TO COMPOSITE INDUSTRIES OF AMERICA, INC.)


        WHEREAS, there was issued by the Secretary of State a Charter constituting and creating WORLD HOMES, INC., a corporation organized under the laws of this state with its principal place of business in Las Vegas, Nevada, and a capital stock of One Hundred Thousand Dollars ($100,000.00) divided into One Hundred Million (100,000,000) shares of a par value of one mill (1/10 cent) each, empowering it to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America.

        The undersigned, President and Secretary of WORLD HOMES, INC. hereby certify that by resolutions duly adopted unanimously by the Board of Directors of the Company pursuant to written action effective as of August 23, 2001; and by resolutions duly adopted by a majority of the shareholders of all classes of stock outstanding and entitled to vote thereon of the Company pursuant to written action effective as of AUGUST 23, 2001, amending the Articles of Incorporation as follows:

That Article I, be amended and changed to read as follows:

Name:  The name of the Corporation is COMPOSITE INDUSTRIES OF AMERICA, INC.


        WHEREFORE, they pray that the Articles of Incorporation of WORLD HOMES, INC. be so amended.

DATED this 23rd day of August, 2001.


By: /s/ Merle Ferguson
    -----------------------------------
        Merle Ferguson, President & CEO


By: /s/ Susan Donohue
    -----------------------------------
        Susan Donohue, Secretary